Exhibit 99.1

Arrow Electronics Acquires Diasa Informática

Expands geographic reach and line card in ECS Europe

MELVILLE, N.Y.--(BUSINESS WIRE)--December 6, 2010--Arrow Electronics, Inc. (NYSE: ARW) announced that it has acquired Diasa Informática (“Diasa”), a leading European value-added distributor of servers, storage, software, and networking products in Spain and Portugal. The company also offers technical consultancy and training, presales support, installation services and financial services to its approximately 3,000 resellers.

“Diasa expands the geographic footprint and scale of our ECS business in Europe bringing the number of countries we have a presence in to 26 in the region. This acquisition complements our existing portfolio of hardware and storage offerings and also broadens our line card with key suppliers in the region,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics, Inc.

Diasa is headquartered in Madrid, Spain and has approximately 140 employees. Total sales were approximately $250 million for the most recent fiscal year. The transaction is expected to be accretive to earnings in the first full year of operations.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
For Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media: John Hourigan, 303-824-4586
Director, Corporate Communications